
entrance in
mail well
A A
I ñ—¡ I
entrance
in main
well

mark	[illegible]	[illegible]	[illegible]	date	Laiyegou coal mine	
design		[illegible]		[illegible]	C1264-430-2	
drp		[illegible]			total page	[illegible]	scale
check		[illegible]			[illegible]		1:100
[illegible]		[illegible]		I—I section plan	[illegible]	
editing date						